SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
           UNDER THE SECURITIES EXCHANGE ACT OF 1934 (the "Act")


                        Prism Financial Corporation
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                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
        ---------------------------------------------------------------------
                      (Title of Class and Securities)

                                74264Q 10 8
        ---------------------------------------------------------------------
                               (CUSIP Number)



  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     (   )  Rule 13d-1(b)

     (   )  Rule 13d-1(c)

     ( X )  Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Terry A. Markus
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  ( )
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     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
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                                     (5)  SOLE VOTING POWER
           NUMBER OF                      1,673,150
            SHARES
         BENEFICIALLY                (6)  SHARED VOTING POWER
           OWNED BY                       0
             EACH
           REPORTING                 (7)  SOLE DISPOSITIVE POWER
            PERSON                        1,673,150
             WITH
                                     (8)  SHARED DISPOSITIVE POWER
                                          0
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     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,673,150
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     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                      (  )

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     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.4%
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     (12) TYPE OF REPORTING PERSON*

                  IN
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      Item 1(a).  Name of Issuer:

                        Prism Financial Corporation

      Item 1(b).  Address of Issuer's Principal Executive Offices:

                  440 North Orleans
                  Chicago, IL 60610

      Item 2(a).  Name of Person Filing:   Terry A. Markus

      Item 2(b).  Address of Principal Business Office or, if None,
                  Residence:
                   c/o  Prism Financial Corporation
                        440 North Orleans
                        Chicago, IL 60610

      Item 2(c).  Citizenship:  U.S.

      Item 2(d).  Title of Class of Securities:

                  Common Stock, par value $0.01 per share

      Item 2(e).  CUSIP Number:

                  74264Q 10 8

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G); see Item 7,

                  (h)   [ ] A savings associations as defined in
                        Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                        1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
                        Act of 1940 (15 U.S.C. 80a-3);

                  (j)   [ ]  Group, in accordance with Rule 13d-
                        1(b)(1)(ii)(H).

      Item 4.     Ownership.

                  (a)   Amount beneficially owned:  1,673,150

                  (b)   Percent of class:  11.4%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote;
                              1,673,150

                        (ii)  Shared power to vote or to direct the vote:
                              0

                        (iii) Sole power to dispose or to direct the
                              disposition of:  1,673,150

                        (iv) Shared power to dispose or to direct the disposition of: 0

      Item 5.     Ownership of Five Percent or Less of a Class.

                  N/A

      Item 6.     Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A

      Item 8.     Identification and Classification of Members of the Group.

                  N/A

      Item 9.     Notice of Dissolution of Group.

                  N/A

      Item 10.    Certification.

                  N/A




                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 9, 2000
                                        -------------------------------------
                                              (Date)


                                              /s/ Terry A. Markus
                                         ------------------------------------
                                              (Signature)


                                              Terry A. Markus
                                         ------------------------------------
                                              (Name/Title)